Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

GE Life and Annuity Assurance Company

We consent to the use of our reports dated February 12, 2005, with respect to the consolidated balance sheets of GE Life and Annuity Assurance Company and subsidiary as of December 31, 2004 and 2003, and the related consolidated statements of income, stockholder’s interest, and cash flows for each of the years in the three-year period ended December 31, 2004, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, and the effectiveness of internal control over financial reporting as of December 31, 2004, incorporated by reference and to the reference to our firm under the heading “Experts” in the prospectus. Our reports dated February 12, 2005, refer to a change in accounting for certain nontraditional long-duration contracts and for separate accounts in 2004 and for goodwill and other intangible assets in 2002.

/s/ KPMG LLP

Richmond, VA

December 8, 2005